Exhibit 10.4
MANAGEMENT AGREEMENT
This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of December 8, 2016, by and between WHITESTONE TRS, INC. (the “Manager”) and _______________, a ______________ (“Owner”).
RECITALS
WHEREAS, Owner owns that certain property identified on Schedule 1 (the “Property”); and
WHEREAS, Owner desires to engage, and delegate certain duties to, the Manager to provide the property management, asset management and other services with respect to the Property, and the Manager desires to accept such delegation and perform such property management, asset management and other services with respect to the Property.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:
AGREEMENT
1.Defined Terms. As used herein, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified.
“Agreement” has the meaning set forth in the preamble.
“Asset Management Fee” has the meaning set forth in Section 5.
“Business Day” means any day other than (a) Saturday and Sunday in the United States, and (b) any other day on which banks located in the United States are required or authorized by law to remain closed.
“Cause Event” means, with respect to any Person, any event, conduct or condition by or with respect to such Person that constitutes Misconduct and that results in a material adverse effect on the Property or the Owner.
“Claims” means claims, demands, Proceedings, liabilities, out-of-pocket costs and expenses, damages and losses, of whatever nature, known or unknown, liquidated or unliquidated, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and reasonable counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any Proceeding.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.
“Control”, “Controls”, “Controlling” or “Controlled” means in the case of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and/or decision making of such Person, whether through the ownership of voting securities, by contract, operation of law or otherwise.
“Covered Person” means the Manager, each current or former shareholder, officer, trustee, employee, partner, member, manager, agent and other Representative of the Manager, and each of their Controlling Affiliates.
“Damages” has the meaning set forth in Section 7(b).
“GAV” means, with respect to the Property, the purchase price of the Property, based upon the purchase price allocations determined between the Pillarstone Capital REIT Operating Partnership, L.P. (“Pillarstone OP”), Whitestone REIT Operating Partnership, L.P. and the other parties thereto pursuant to that certain Contribution Agreement dated of even date herewith, excluding all indebtedness, liabilities or claims of any nature.
“Governmental Authorities” means any and all federal, regional, city, town, municipal or local governmental or quasi-governmental board, agency, authority, department or body having jurisdiction over the Property and/or the development, management, operation, maintenance or repair thereof.
“Lease” means any lease, license, letting, concession, or occupancy agreement, to which Owner is a party, (whether written or oral and whether now or hereafter in effect) under which an Owner is a lessor, sublessor, or licensor existing as of the date hereof or thereafter entered into by Owner, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any of the Property, including any billboard, signage, cellular antenna or other communications leases, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Manager” has the meaning set forth in the preamble.
“Misconduct” means an act or omission relating to Manager’s provisions of services under this Agreement to Owner, which constitutes or rises to the level of fraud, criminal conduct, willful misconduct or gross negligence, or a willful breach of this Agreement. Notwithstanding the foregoing, if it is determined that Misconduct has occurred other than in the case of fraud, then the Manager shall have at least thirty (30) days (or such longer period as is reasonable if good faith efforts to cure such Misconduct are in progress), to cure such Misconduct.
“Notice” has the meaning set forth in Section 12(b).
“Owner” has the meanings set forth in the preamble.
“Party” means each of Owner and the Manager, and “Parties” means all of them.

“Person” means any individual or entity, including any private or public real estate operating company or REIT, exempted company, exempted limited partnership, private limited company, corporation, partnership, limited partnership, limited liability company, trust, charitable trust or other legal entity, whether organized in the United States or another jurisdiction, or any unincorporated association, government or governmental agency or authority.
“Proceeding” means, any legal dispute, investigation, action, suit, arbitration or other proceeding, whether civil or criminal, judicial, administrative, investigative or otherwise.
“Property” has the meaning set forth in the Recitals.
“Property Management Fee” has the meaning set forth in Section 5.
“REIT” means any entity qualifying for treatment as a “real estate investment trust” under Sections 856 through 860 of the Code.
“Relevant Documents” means all documents and agreements entered into by Owner relating to its business (including any financing documents).
“Representatives” means, with respect to any Person, any of such Person’s Affiliates, managers, partners, shareholders, members, trustees, officers, employees, agents, counsel, advisors, directors, contractors, engineers, administrators, service providers and similar representatives.
“Revenues” means all rents, rent equivalents, Termination Fees, royalties (excluding all oil and gas or other mineral royalties and bonuses), income, receipts, charges for services rendered, and other consideration from the Property of whatever form or nature received by or paid to or for the account of or benefit of Owner from any and all Leases and proceeds, if any, from business interruption or other loss of income insurance, but specifically excluding (A) any income from investment of cash, (B) security deposits (C) advance rentals, (D) payments in the nature of indemnification or compensation for loss, damage or liability sustained, (E) all purchase discounts, (F) any sums which under normal accounting practice are attributable to capital, (G) proceeds received in respect of a condemnation or conveyance in lieu thereof, including all insurance proceeds except for business interruption proceeds, (H) collections of amounts due from tenants for balances due for periods prior to the date of this Agreement.
“Services” has the meaning set forth in Section 2(a).
“Service Providers” means all licensed brokerage firms, and such other professionals, consultants, leasing agents and vendors as are customary and appropriate for the specific function being delegated as determined by Manager in its reasonable discretion from time to time.
“Subsidiaries” means, with respect to any Person, any other Person that is least 50% owned, or controlled directly or indirectly, by such Person.
“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Termination Fee” means any payment, fee, or penalty paid to Owner in connection with termination of any Lease, in whole or in part, less any fees incurred by Owner in negotiating, collecting or receiving such payment, fee or penalty.
2.Provision of Services.
(a)Services. The Manager shall provide property management, leasing and day-to-day advisory and administrative services to Owner and with respect to the Property as set forth in Exhibit A hereto and incorporated herein by reference and as otherwise set forth in this Agreement (collectively, the “Services”).
(b)Delegation. Owner hereby delegates to the Manager all rights and duties to provide the Services with respect to the Property and Owner, and the Manager hereby accepts such delegation. The Manager may delegate (i) any or all property management and similar services to be provided to Owner, (ii) all listing brokerage or similar services to such qualified and licensed brokerage firms as Manager selects in its reasonable discretion, and (iii) such other services to such other professionals, consultants, and vendors as are customarily performed by third parties of similarly situated properties and appropriate for the specific function being delegated as determined by Manager in its reasonable discretion from time to time. All contracts with Service Providers shall be terminable, without penalty or fee, upon not more than thirty (30) days’ notice.
(c)Service Providers. So long as the Manager selects Service Providers with reasonable care, and except for any Misconduct related to Manager’s selection and supervision of the Service Providers, the Manager shall not be liable for any acts, deeds or omissions by any Service Provider selected by the Manager with reasonable care. Manager agrees to use its commercially reasonable efforts to cause to be included in all contracts with Service Providers provisions limiting Owner’s liability to its interest in the Property, insurance requirements and shall include an indemnification from the Service Provider’s in favor of Owner whereby the Service Provider agrees to indemnify, defend and hold Owner (and Owner’s Affiliates and direct and indirect members, managers, partners, directors, shareholders, officers, employees and agents) harmless from and against all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) arising out of, resulting from or in connection with the acts or omissions of the Service Provider and its directors, officers, employees, contractors, subcontractors and agents, which constitute negligence, fraud, breach of the service agreement, breach of fiduciary duty, willful, reckless or criminal misconduct or any actions of the service provider beyond the scope of authority conferred upon the Service Provider pursuant to the terms of the applicable contract. All contracts, including any contracts with Manager’s Affiliates, shall be at competitive rates for similarly situated projects.
3.Covenants.
(a)    It is the express intention of the Parties that the Manager perform the Services as an independent contractor to Owner, and nothing contained in this Agreement shall be construed to (i) constitute the Manager and Owner as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (ii) save as expressly provided in this Agreement, confer on the Manager any express, implied or apparent authority to incur any obligation or liability on behalf of Owner.

(b)    The Manager agrees that it will employ at all times an adequate number of employees and staff of professionals employed by the Manager as is reasonably necessary to provide the Services. Except as otherwise set forth herein, the Manager shall be solely responsible for its management and operating decisions, including any employment and interviewing decisions. The Manager’s employees are not and will not be employees of Owner. The Manager will be responsible at all times for its employees who perform services at the Property. Manager has performed or shall perform customary background checks with respect to its employees that provide Services hereunder consistent with the Manager’s past practices.
(c)    The Manager agrees to perform the Services on the terms and conditions set forth herein in accordance with applicable law and regulation. Manager will be responsible for compliance in all material respects with all terms and conditions contained in any ground lease, Leases or Relevant Documents to the extent Manager has been provided or otherwise has copies of such instruments; provided, however, that Manager shall not be responsible for any failure to comply that is the result of any actions or omissions undertaken by the Owner or its Affiliates (other than Manager). During the term of this Agreement, the Manager shall maintain all licenses, permits, registrations and exemptions required under applicable law in order for the Manager to perform the Services and the management and operation of the Property.
(d)    So long as Pillarstone Capital REIT (“Pillarstone”), the general partner of Pillarstone OP, or any other direct or indirect partner of Pillarstone OP intends to be taxed as a REIT, the Manager shall at all times use its commercially reasonable efforts to manage the income, assets and operations of the Owner, and the Property, such that Owner’s gross revenue derived from the Property (as determined pursuant to Sections 856(c)(2) and (3) of the Code) and Owner’s assets (as determined pursuant to Sections 856(c)(4) and (5) of the Code) would permit Pillarstone or any other direct or indirect partner of Pillarstone OP to qualify as a REIT as if the Property was its only asset and would avoid causing Pillarstone or any other direct or indirect partner of Pillarstone OP to incur any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; provided that the Manager shall not be responsible for a failure to comply with the foregoing to the extent that such failure is attributable to (1) any limitation on the Manager’s authority hereunder to cause such compliance, (2) any acts or omissions of Owner in violation of the agreement pursuant to which the Manager engaged Owner, or (3) any action, deed, inaction or omission by Pillarstone, Pillarstone OP, the Owner or any of its Affiliates (other than Manager).
4.Representations and Warranties. (A) The Manager represents and warrants to Owner that, as of the date hereof:
(a)    it is duly organized and validly existing under the laws of _________ and has the requisite power and authority to enter into and to perform its obligations under this Agreement;
(b)    its execution, delivery and performance of this Agreement has been duly authorized, and does not and will not (i) violate any law, rule, regulation, order, or decree applicable to it, (ii) violate its organizational documents, (iii) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets or (iv) give rise or be subject to any claims which may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement;

(c)    this Agreement constitutes a legal and binding obligation, enforceable against it in accordance with its terms;
(d)    there is no litigation pending or threatened to which it is a party that, if adversely determined, would have a material adverse effect on the transaction contemplated in this Agreement or on its financial condition, prospects, or business;
(e)    it is duly qualified to do business in each jurisdiction in which it conducts its business and has obtained material licenses, approvals and exemptions required to provide the Services; and
(f)    it has the necessary personnel and facilities, as well as adequate and proper internal control systems, to perform its obligations under this Agreement.
(B)     Owner hereby represents and warrants to the Manager that, as of the date hereof:
(a)    it is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into and to perform its obligations under this Agreement;
(b)    its execution, delivery and performance of this Agreement has been duly authorized, and does not and will not (i) violate any law, rule, regulation, order, or decree applicable to it, (ii) violate its organizational documents, (iii) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets or (iv) give rise or be subject to any claims which may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement;
(c)    this Agreement constitutes a legal and binding obligation, enforceable against it in accordance with its terms;
(d)    there is no litigation pending or threatened to which it is a party that, if adversely determined, would have a material adverse effect on the transaction contemplated in this Agreement or on its financial condition, prospects, or business; and
(e)    it is duly qualified to do business in each jurisdiction in which it conducts its business and has obtained material licenses, approvals and exemptions required to own and operate the Property that it owns.
5.Fees.
(a)    Property Management Fee. As compensation for the Services, Owner shall pay to the Manager, on a monthly basis in arrears, a management fee (the “Property Management Fee”) equal to [5.0%] [3.0%] of monthly Revenues. The monthly Property Management Fees shall be prorated for periods less than a full calendar month based on the Revenues during such month.
(b)    Asset Management Fee. As compensation for performing certain of the Services, Owner shall pay to the Manager, on a monthly basis in arrears, an asset management fee equal to 0.125% of GAV as of the end of each month (the “Asset Management Fee”). The

Asset Management Fee shall be prorated for periods less than a full calendar month based on the portion of the month in the term of this Agreement, and payable promptly (no later than fifteen (15) days) following the Owner’s receipt of an invoice setting forth the amount due for such month.
(c)    Leasing Commissions / Construction Management Fees. In connection with any new tenant leases, lease renewals, modifications, or expansions, and/or construction management services provided by the Manager and/or its Affiliates with respect to the Property or Owner which are not delegated to and provided by other Service Providers, the Manager or such Affiliates shall be entitled to receive and retain lease commissions and/or construction management fees. In no event shall such commissions and fees exceed, in the aggregate, the commissions and fees that would have been charged by qualified third parties to provide comparable services in the markets in which the Property is located.
6.Costs and Expenses. The Manager will bear the ordinary course operating expenses incidental to the provision of the day to day administrative services under this Agreement, including the cost of its own overhead, salaries and benefits provided to employees, communications and similar expenses. All other costs, expenses and liabilities incurred in connection with the operation of the Property shall be borne by the Owner, including fees, costs and expenses related to the due diligence, purchase, financing, holding and sale of Property (to the extent not reimbursed), any related credit facility, taxes, insurance, fees and expenses of accountants, auditors and counsel, litigation expenses, and other extraordinary expenses. Manager shall prepare an estimated annual budget (the “Budget”) for the Property (x) within thirty (30) days of the date of this Agreement for the immediately following calendar year and (y) on or before December 15th for each following calendar year thereafter, showing estimated revenues and expenses for the Property on a monthly basis. The estimated revenue portion of the Budget will include a leasing plan, including rental rates, expected renewals, and premises to be leased during the following calendar year; monthly occupancy percentages; and recovery of operating expenses. The estimated expense portion of the Budget will include monthly expenses in detail for property operations, utilities, insurance, and real estate taxes. No fee or reimbursement of expenses otherwise owed to the Manager hereunder shall be subject in any manner to compliance with or meeting targets or estimates in the Budget.
7.Covered Person Liability; Indemnification.
(a)    Liability. No Covered Person shall be liable to Owner, and Owner does hereby release such Covered Person, for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person, unless such act or omission constitutes Misconduct by such Covered Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are (to the fullest extent permitted by law) agreed by the Parties to replace such other duties and liabilities of such Covered Person. A Covered Person shall incur no liability in acting in good faith upon any signature or writing reasonably believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of outside counsel reasonably selected by such Covered Person with respect to legal matters. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other professionals reasonably selected by such Covered Person and, except to the extent any such reliance constitutes Misconduct, shall not be liable for anything done, suffered or omitted in good faith in reasonable reliance upon the advice of any of such Persons. No Covered Person shall be liable to Owner for any error of judgment made reasonably and in good faith by an officer or employee of such Covered Person unless such error constitutes Misconduct by or with respect to such Covered Person.
(b)    Indemnification Generally. Owner shall to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person from and against any and all Claims that may accrue to or be incurred by any Covered Person relating to or arising out of (i) the management, operation or repair of such Property under this Agreement arising after the date of this Agreement, and/or (ii) the performance by the Manager of the Manager’s duties and obligations hereunder, or otherwise relating to or arising out of this Agreement (collectively, “Damages”), except in each instance above to the extent that such Damages result from Misconduct by or with respect to any Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Misconduct by or with respect to the Manager, any Affiliate of the Manager and/or any Covered Person. Any Covered Person entitled to seek indemnification shall use reasonable efforts to seek indemnification from other available sources, if any, prior to obtaining indemnification.
(c)    Indemnification by Manager. Manager shall indemnify and hold Owner harmless from and against all Claims which arise out of or are a result of the Misconduct of any Covered Person. If any such Claims result in liability to Owner or Owner Indemnified Parties, Manager shall reimburse Owner Indemnified Parties for any attorneys’ fees and costs actually and reasonably incurred by Owner to defend the portion or portions of such Claims against Owner which arise out of or are a result of Misconduct by any Covered Person. In no event shall Manager’s liability under this Section 7(c) or otherwise under this Agreement exceed the amount of fees owing hereunder for a two (2) year period.
(d)    Notice of Claims. Promptly after receipt by a Covered Person of its knowledge of a Claim or notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against Owner, give written notice to the Owner of such Claim or the commencement of such Proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve Owner of its obligations under this Section 7 except to the extent that Owner is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against a Covered Person, will be entitled to participate in and assume the defense thereof to the extent that it may wish, at its sole cost and expense, with counsel reasonably satisfactory to such Covered Person.
(e)    Rights Cumulative. The right of the Parties to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Party’s successors, assigns, heirs and legal representatives.
(f)    Survival. The indemnities set forth above shall survive the expiration or termination of this Agreement.

8.Term; Defaults; Remedies and Termination.
(a)Term. This Agreement shall become effective on the date hereof and shall remain in full force and effect until December 31, 2018; provided, that this Agreement may be terminated by the Manager or Owner effective as of any date after December 31, 2017 upon not less than thirty (30) days prior written notice to the other Party. Unless otherwise terminated pursuant to the provisions hereof, the term of this Agreement shall automatically renew on a month to month basis at the end of the term unless either of the Parties has notified the other in writing not less than thirty (30) days prior to the expiration of the term, as the same may be extended.
(b)Default by Manager. Manager shall be deemed to be in default hereunder upon the happening of any of the following:

(1)
The making of a general assignment by Manager for benefit of its creditors, the filing by Manager with any bankruptcy court of competent jurisdiction of a voluntary petition under Title 11 of U.S. Code, as amended from time to time, the filing by Manager of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Manager being the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended from time to time, or the dissolution or liquidation of Manager; and

(2)	Misconduct of Manager hereunder.
(c)Remedies of Owner. Upon the occurrence of an event of default by Manager as specified herein after expiration of any applicable notice and cure periods expressly provided for in this Agreement, Owner’s remedies under this Agreement shall be limited to the indemnification set forth under Section 7(c) hereof.
(d)Default by Owner. Owner shall be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such default is not cured within ten (10) days after written notice is received by Owner alleging such default; provided however, if the default, by its nature, is not susceptible of being cured within such ten (10) day period, the time shall be extended for up to thirty (30) additional days if Owner commenced to cure the default within the ten (10) day period and diligently pursues the curative efforts thereafter.
(e)Remedies of Manager. Upon the occurrence of an event of default by Owner as specified herein after expiration of any applicable notice and cure periods expressly provided for in this Agreement, Manager shall, as its sole and exclusive remedy, be entitled to terminate this Agreement and pursue an action for actual, out-of-pocket damages against Owner. Any provision of this Agreement to the contrary notwithstanding, Manager hereby agrees that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at an time hereafter under any condition shall attach to Owner’s current or former shareholders, officers, trustees, employees, partners, members, managers, agents and other representatives of constituent entities, and affiliates (the “Owner Indemnified Parties”) for payment of any amount payable under this Agreement or for the performance of any obligation under this Agreement. The exclusive remedies of Manager for the failure of the Owner to perform any of its obligations under this Agreement shall be to proceed against the Owner or the interest of Owner in and to the Property for Manager's actual damages, and no Owner Indemnified Parties shall be personally liable for any deficiency.
(f)Post Termination Obligations. In the event this Agreement is terminated (i) the Manager shall deliver to Owner or, if directed by Owner, any replacement property manager, copies of all books of account, records, registers, correspondence and documents relating to Owner and the Property in the possession of or under the control of the Manager which relates to performance of the Services, but not including such proprietary items as relate solely to the business affairs of the Manager, (ii) each Party shall retain any liabilities or obligations to the other Parties pursuant to any indemnification provisions contained herein all of which will survive termination of this Agreement, (iii) Owner shall continue to be responsible for reimbursing the Manager for costs, charges or expenses, and paying any amounts otherwise due, owing or accrued through the date of termination of this Agreement, to the extent required by this Agreement. If this Agreement is terminated in connection with the removal of the Manager due to a Cause Event, the Manager shall no longer be entitled to any further payments of Property Management Fees, Asset Management Fee or other fees or commissions in accordance with Section 5.
9.Disputes.
(a)    Remedies.
(i)    In General. Except as otherwise specifically prohibited herein, any Party will be entitled to enforce any rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights at law and in equity.
(ii)    No Punitive Damages. No party shall be entitled to damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute.
10.Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND ANY DISPUTES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF OTHER OR DIFFERENT LAWS.
11.Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.Insurance. During the term of this Agreement, Manager shall, at its expense, maintain the following insurance coverages in place and in full force and effect:

a.    Liability. Comprehensive commercial general liability insurance, including broad form property damage, blanket contractual and personal injury (including death resulting therefrom) with a combined single limit of $1,000,000.00 for each occurrence and not less than $2,000,000.00 per annum aggregate, and excess liability insurance in the minimum amount of $10,000,000.00 which shall be in excess of the primary coverages set forth above.
b.    Auto (Owned and Hired). Comprehensive automobile liability insurance on a standard form written to cover all owned, hired and non-owned automobiles, endorsed to include Owner and Owner Indemnified Parties as an additional insured, state that the insurance is "primary" coverage, in an amount of not less than $1,000,000.00 per person or occurrence for bodily injury and $1,000,000.00 per occurrence for property damage.
c.    Worker's Compensation Insurance. Worker's Compensation and employee liability insurance in not less than the applicable statutory amounts.
d.    Professional Liability or Errors and Omissions Insurance. Professional liability policy or Errors and Omissions Insurance in an amount of not less than $2,000,000.00 per claim, written on a claims made basis. Deductibles under such policy may not exceed $25,000.00 per claim.
e.    Owner Additional Insured. Owner and the Owner Indemnified Parties shall be named as an additional insured on all policies of insurance, not later than the date of this Agreement, copies of policies, certificates of insurance or other proof evidencing such required insurance coverage, together with all required exclusions and endorsements, including but not limited to an endorsement that Owner will be given at least thirty (30) days' prior written notice of cancellation or any material change in coverage. In cases where Owner and Manager maintain insurance policies that duplicate coverage, including but not limited to general liability and excess coverage, Manager's policies will provide primary coverage. Coverage may be provided by Manager’s master insurance program.
f.    “Master Insurance Programs” Insurance. During the term of this Agreement, Owner, at its expense, shall maintain the following insurance coverages in place and in full force and effect: (a) property damage insurance, including builder's risk insurance, where applicable, to cover "all risk of physical loss" or damage to the Property from fire and extended coverage perils, including vandalism, riot and civil commotion, burglary, theft and malicious mischief, in an amount determined by Owner in its sole discretion; and (b) comprehensive commercial general liability insurance, covering third-party bodily injury, property damage and personal injury. All such insurance will be in such amounts and with such insurers as Owner may reasonably determine.
13.Miscellaneous.
(a)    Amendments. The terms and provisions of this Agreement may not be amended without the prior written consent of all of the Parties. Manager agrees to amend this Agreement as may be reasonably required by any lender of Owner; provided that Manager shall not be required to amend Section 5 hereof or to otherwise amend this Agreement in a manner materially adverse to Manager.
(b)    Notices. Every notice, consent or other communication required to be given pursuant to any provision of this Agreement shall, whether or not so stated, be made in writing (a “Notice”) and shall be delivered to the recipient Person by (i) personal delivery, (ii) registered or certified mail, return receipt requested, postage and charges prepaid, (iii) next day delivery courier service, or (iv) electronic mail, with a confirmation copy sent within the next Business Day by one of the methods of delivery set forth in subsection (i), (ii) or (iii), and addressed as follows (or to such other address or electronic mail address as the Parties may designate from time to time by delivery of a Notice pursuant to this Section 12(b)):
If to the Manager:
Whitestone TRS, Inc.
c/o Whitestone REIT
2600 South Gessner, Suite 500
Houston, TX 77063
Attention: David K. Holeman
Fax No.: 713-465-8847
Email: dholeman@whitestonereit.com

If to Owner:
c/o Pillarstone Capital REIT
10011 Valley Forge Drive
Houston, TX 77042
Attention: John Dee
Fax No.: 713-465-8847
Email: jdee@visn.net

A Notice shall be deemed to be delivered to the Person to whom such Notice is sent upon (i) delivery to the address or electronic mail address of such Person; provided that such delivery is made prior to 5:00 p.m. (local time for such Person) on a Business Day, otherwise the following Business Day and, in the case of electronic mail, notice is made by overnight courier; or (ii) the attempted delivery of such Notice if (A) such Person refuses delivery of such Notice, or (B) such Person is no longer at such address or electronic mail address, and such Person failed to provide Notice of its current address or electronic mail address pursuant to this Section 12(b).
(c)    Successors and Assigns. This Agreement shall inure to the benefit of the Parties and shall be binding upon the Parties, and their respective successors and permitted assigns.
(d)    Counterparts. This Agreement may be executed in any number of counterparts (including e-mail PDF copies, which shall be deemed originals), each of which shall be deemed an original and all of which taken together shall constitute a single agreement. At the request of any Party, each other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
(e)    Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing. One or more waivers of the breach of any provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Party to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Party by reason of such breach be deemed a waiver by a Party of its remedies and rights with respect to such breach.
(f)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.
(g)    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement, provided, however, that the Parties shall negotiate in good faith to amend this Agreement to modify any such illegal, invalid or unenforceable provision in order to carry out the Parties’ intent and agreement as embodied herein to the maximum extent permitted by law.
(h)    No Third Party Beneficiaries. Subject to the rights of the Covered Persons and the Owner Indemnified Parties (all of which are third party beneficiaries of this Agreement), no Person that is not a party to this Agreement shall derive any rights or be attached to any obligations hereunder.
(i)    Assignment. No Party may assign this Agreement or its rights hereunder to any Person without the written consent of the other Parties. No assignment by any Person of this Agreement or of any of such Person’s rights hereunder shall release such Person from any of its obligations hereunder. Any attempted assignment of this Agreement in violation of this Section 12(i) shall be void and of no effect.
(j)    Interpretation. As used in this Agreement, unless the context requires otherwise: (i) any references to Schedules, Sections, Recitals or the preamble shall be deemed to refer to the schedules, sections, recitals or the preamble to this Agreement; (ii) all Exhibits and Schedules attached to this Agreement are hereby incorporated herein by reference; (iii) Section and other headings are for convenience only and shall not be used to interpret any provision of this Agreement; (iv) words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa; (v) references in this Agreement to agreements (including this Agreement) and other contractual instruments shall be deemed to include all appendices, schedules, exhibits, annexes and attachments attached thereto and all subsequent amendments, extensions, renewals, substitutions and modifications to such agreements and other contractual instruments; (vi) the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the term “including” is not limiting and means “including without limitation”; (viii) references in this Agreement to any applicable laws and regulations shall be construed to include any and all amendments, modifications or supplements thereto enacted or implemented subsequent to the date hereof; (ix) a “day” means a calendar day; and (x) a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month, and references to “months” shall be construed accordingly.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their representatives thereunto duly authorized on the day and year first above written.
Manager:
WHITESTONE TRS, INC.

By:	_________________________________ Name: Title:

[Signature Page to Property Management Agreement]

Owner:
,

a
By:
Name:
Title:

[Signature Page to Property Management Agreement]

Exhibit A
Services
Manager shall operate the Property in the same manner as is customary and usual in the operation of comparable facilities, and shall provide services that are customarily provided by operators of projects of comparable class and standing consistent with the Property’s facilities and which are located in the same geographic and market area as the Property, including, but not limited to the following:

1.	Provide management, leasing, and maintenance personnel to operate the Property.

2.	Contract with Service Providers for maintaining the Property.

3.	Maintain connected utility services at the Property.

4.	Invoice and collect the monthly rent from the Tenants; default and pursue collection for delinquent Tenants.

5.	Pay monthly invoices to vendors, including loan payments to lenders.

6.
Maintain monthly accounting records and provide monthly operating statements for each Property showing actual amounts for the month and year-to-date compared to budgeted amounts and compared to the similar periods of the preceding year, and other reports, including but not limited to revenues billed, collections received, detailed aging of accounts receivable, expenses paid, accounts payable to vendors, cash reports and bank reconciliations.

7.	Contract to have an annual audit preformed of the financial statements, prepare workpapers for the annual audit, and assist the auditors to complete the annual audit.

8.	Assist in the preparation of, and/or engage Service Providers to prepare, the annual tax returns for Pillarstone, Pillarstone OP and the Owner, including Form 1099s and K-1s.

9.	Assist in the preparation of the SEC financial reports and other filings, including but not limited to Form 4s and Form 8-Ks.

Schedule 1

Description of Property